EXHIBIT 5.01


                                                   June 25, 1997


Board of Directors
Kids Stuff, Inc.
4450 Belden Village Street, N.W.
Suite 406
Canton, OH 44718

         Re:      Kids Stuff, Inc.
                  Registration Statement on Form SB-2

Ladies and Gentlemen:

         We have acted as counsel for Kids Stuff, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a registration statement (the "Registration Statement") on Form SB-2, File No. 333-19423, under the Securities Act of 1933, relating to the public offering of 300,000 units (the "Units"), each Unit consisting of two (2) shares of the Company's Common Stock, par value $.001 per share (the "Common Stock") and eight
(8) Class A Common Stock Purchase Warrants (the "Warrants"). The offering also involves the sale to the Underwriters of an option (the "Underwriters' Purchase Option") to purchase up to 60,000 shares of Common Stock.

         We have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company, the minutes of other various meetings and consents of the Board of Directors of the Company, drafts of the Underwriting Agreement relating to the offering of the Units, drafts of the Warrant Agreement and Underwriters' Purchase Option, draft forms of certificates representing the Common Stock and the Warrants, originals or copies of such records of the Company, agreements, certificates of public officials, certificates of officers and representatives of the Company and others, and such other documents, certificates, records, authorizations, proceedings, statutes and judicial decisions as we have deemed necessary to form the basis of the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Company and others.

Kids Stuff, Inc.
June 23, 1997
Page 2


         Based on the foregoing, we are of the opinion that:

         1. All shares of Common Stock included in the Units have been duly authorized and, when issued and sold in accordance with the Prospectus, will be validly issued.

         2. The Warrants and the Underwriters' Purchase Option have been duly authorized and, when issued and sold in accordance with the Prospectus, will be validly issued.

         3. The shares of Common Stock issuable upon exercise of the Warrants and the Underwriters' Purchase Option have been duly authorized and reserved for issuance and, when issued in accordance with the Prospectus and the terms of the Warrants and the Underwriters' Purchase Option, will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to be named in the Registration Statement and the Prospectus as attorneys who have passed upon legal matters in connection with the offering of the securities offered under the caption "Legal Matters."

         We further consent to your filing a copy of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        /s/ HORNSBY, SACHER, ZELMAN, STANTON,
                                            PAUL & BEILEY, P.A.